The Bancorp, Inc. Reports First Quarter 2007 Earnings

Wilmington, De - April 30, 2007 - The Bancorp, Inc. ("Bancorp") (Nasdaq NM: TBBK)

First Quarter 2007 Financial highlights:
  Diluted earnings per share increased 25% to $0.25 at March 31, 2007 from $0.20 at March 31, 2006
  Deposits increased 45.1% to $1.228 billion at March 31, 2007 from March 31, 2006
  Loans increased 44.7% to $1.102 billion at March 31, 2007 from March 31, 2006

Bancorp, a bank holding company, reported net income available to common shareholders for the three months ended March 31, 2007 of $3.6 million, or $0.25 diluted earnings per share, based on diluted shares of 14,417,329, compared to net income available to common shareholders of $2.8 million, or $0.20 diluted earnings per share, based on diluted shares of 14,170,237, for the three months ended March 31, 2006.

At March 31, 2007, Bancorp's total assets were $1.4 billion, an increase of $361.8 million or 35% from March 31, 2006 and an increase of $59.4 million or 4.5% from December 31, 2006. Loans grew to $1.102 billion, an increase of $340.6 million or 44.7% from March 31, 2006 and an increase of $37.6 million or 3.5% from those of December 31, 2006. In the first quarter of 2007 loan repayments totaled $77.9 million as compared to average loan repayments per quarter of $31.9 million for 2006. Deposits grew to $1.228 billion, an increase of $382.0 million or 45.1% from March 31, 2006 and an increase of $158.8 million or 14.9%, from deposits at December 31, 2006. Total common shares outstanding were 13,778,857 at March 31, 2007 and 13,724,023 at December 31, 2006.

Conference Call Webcast

Interested parties can access the LIVE webcast of Bancorp's Quarterly Earnings Conference Call at 2:00 PM EST on Monday, April 30, 2007 by clicking on the webcast link on Bancorp's homepage at www.thebancorp.com. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp's investor relations website and telephonically until Monday, May 7, 2007 by dialing 888-286-8010, access code 89498781.

About Bancorp

The Bancorp, Inc. is a bank holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank's regional community bank division serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com

The Bancorp, Inc.
Financial highlights
(unaudited)
	Three months ended
	March 31,
	2007	2006
	(dollars in thousands except per share data)

Condensed income statement
Net interest income	$ 12,554	$ 10,226
Provision for loan and lease losses	750	600
Non-interest income	1,506	1,300
Non-interest expense	7,435	6,373
Net income before income tax expense	5,875	4,553
Income tax expense	2,293	1,698
Net income	3,582	2,855
Less preferred stock dividends and accretion	(29)	(27)
Income allocated to Series A preferred shareholders	(18)	(20)
Net income available to common shareholders	$ 3,535	$ 2,808

Basic earnings per share	$ 0.26	$ 0.21

Diluted earnings per share	$ 0.25	$ 0.20
Weighted average shares - basic	13,753,476	13,639,598
Weighted average shares - diluted	14,417,329	14,170,237

	March 31,	December 31,	September 30,	March 31,
	2007	2006	2006	2006
Condensed balance sheet
Assets
Federal funds sold	$ 148,832	$ 122,048	$ 156,222	$ 129,623
Investment securities	114,794	115,946	115,477	113,603
Loans	1,102,371	1,064,819	947,501	761,783
Allowance for loan and lease losses	(8,857)	(8,400)	(7,583)	(6,074)
Other assets	37,143	40,425	41,447	33,554
Total assets	$ 1,394,283	$ 1,334,838	$ 1,253,064	$ 1,032,489

Liabilities and shareholders' equity
Transaction accounts	$ 744,256	$ 611,286	$ 509,867	$ 510,151
Time deposits	483,779	457,969	511,600	335,911
Total deposits	1,228,035	1,069,255	1,021,467	846,062
Other borrowings	4,116	108,145	81,181	44,985
Other liabilities	8,611	8,530	4,991	4,025
Shareholders' equity	153,521	148,908	145,425	137,417
Total liabilities and shareholders' equity	$ 1,394,283	$ 1,334,838	$ 1,253,064	$ 1,032,489

	First	Fourth	Third	First
	quarter	quarter	quarter	quarter
Average condensed balance sheet	average 2007	average 2006	average 2006	average 2006
Assets
Federal funds sold	$ 108,008	$ 61,665	$ 57,301	$ 67,130
Investment securities	115,313	114,406	113,352	110,689
Loans	1,072,293	990,788	899,376	701,090
Allowance for loan and lease losses	(8,746)	(7,915)	(7,022)	(5,775)
Other assets	36,461	37,514	34,231	38,092
Total assets	$ 1,323,329	$ 1,196,458	$ 1,097,238	$ 911,226

Liabilities and shareholders' equity
Transaction accounts	$ 605,375	$ 500,615	$ 464,245	$ 450,736
Time deposits	488,344	497,715	443,585	272,738
Total deposits	1,093,719	998,330	907,830	723,474
Other borrowings	68,186	42,505	43,765	48,700
Other liabilities	11,304	8,175	4,357	3,344
Shareholders' equity	150,120	147,448	141,286	135,708
Total liabilities and shareholders' equity	$ 1,323,329	$ 1,196,458	$ 1,097,238	$ 911,226

Loan Portfolio
	March 31,	December 31,	September 30,	March 31,
	2007	2006	2006	2006
	Amount	Amount	Amount	Amount

Commercial	$ 226,887	$ 199,397	$ 154,750	$ 121,756
Commercial mortgage	323,741	327,639	287,719	222,746
Construction	293,915	275,079	245,338	199,292
Total commercial loans	844,543	802,115	687,807	543,794
Direct financing leases, net	83,211	92,947	93,447	90,145
Residential mortgage	57,287	62,413	62,763	64,658
Consumer loans and others	117,595	108,374	104,174	63,961
	1,102,636	1,065,849	948,191	762,558
Unamortized fees	(265)	(1,030)	(690)	(775)
Total loans, net of unamortized fees and costs	$ 1,102,371	$ 1,064,819	$ 947,501	$ 761,783

	Three months ended
	March 31,
	2007	2006
Selected operating ratios
Return on average assets	1.08%	1.25%
Return on average equity	9.54%	8.42%
Net interest margin	3.87%	4.65%
Efficiency ratio	52.88%	55.29%
Book value per share	$ 11.05	$ 9.98

	As of or for the period ended
	March 31,
Asset quality ratios	2007	2006
Nonperforming loans to total loans	0.03%	0.04%
Nonperforming assets to total assets	0.02%	0.03%
Allowance for loan and lease losses to total loans	0.80%	0.80%
Nonaccrual loans	-	-
Loans 90 days past due still accruing interest	279	270